April 24, 2015

Northern Lights Fund Trust

80 Arkay Drive

Hauppauge, NY 11788

Re: Northern Lights Fund Trust - File Nos. 333-122917 and 811-21720

Gentlemen:

A legal opinion (the “Legal Opinion”) that we prepared was filed with Post-Effective Amendment No. 698 to the Northern Lights Fund Trust Registration Statement. We hereby give you our consent to incorporate by reference the Legal Opinion into Post-Effective Amendment No. 699 under the Securities Act of 1933 (Amendment No. 702 under the Investment Company Act of 1940) (the “Amendment”) and consent to all references to us in the Amendment.

Very truly yours,

/s/ THOMPSON HINE LLP

THOMPSON HINE LLP

969796.20